Exhibit 99.1

Aimfinity Investment Corp. I Announces the Separate Trading of its Class 1 Warrants and New Units, Commencing June 16, 2022.

NEW YORK, June 14, 2022 /PRNewswire/ — Aimfinity Investment Corp. I (NASDAQ: AIMAU) (“Aimfinity” or the “Company”) announced today that, commencing June 16, 2022, holders of units (the “Units”) sold in the Company’s initial public offering (“IPO”) of 8,050,000 Units completed on April 28, 2022, may elect to separately trade the Class 1 redeemable warrants included in the Units. Each Unit consists of one Class A ordinary share, one Class 1 Warrant and one-half of one Class 2 redeemable warrant. Each whole warrant entitles the holder of the warrant to purchase one Class A ordinary share. Any Units not separated will continue to trade on NASDAQ under the symbol “AIMAU,” and the Class 1 redeemable warrants that are separated and the resulting new units consisting of one Class A ordinary share and one-half of one Class 2 redeemable warrant will trade on NASDAQ under the symbols “AIMAW” and “AIMBU,” respectively. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. Holders of Units will need to have their brokers contact VStock Transfer, LLC, the Company’s transfer agent, in order to separate the holders’ Units into Class 1 redeemable warrants and new units.

The Units were initially offered by the Company in an underwritten offering. US Tiger Securities, Inc. and EF Hutton, division of Benchmark Investments, LLC acted as the joint book running managers.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission (“SEC”) and became effective on April 25, 2022. The offering is being made only by means of a prospectus, copies of which may be obtained, when available, by contacting US Tiger Securities, Inc., 437 Madison Avenue, 27th Floor, New York, New York 10022; email: IB@ustigersecurities.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Aimfinity Investment Corp. I

Aimfinity Investment Corp. I is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this press release are forward looking statements. Forward looking statements are subject to numerous conditions, risks and changes in circumstances, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement, as amended from time to time, and prospectus for the offering filed with the SEC. Such forward-looking statements include the separate trading on NASDAQ of the Company’s Class A ordinary shares and warrants underlying the Units, the successful consummation of the Company’s IPO, and the Company’s search for an initial business combination. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.